Exhibit 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

CĪON Investment Corporation (the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) common stock, par value $0.001 per share (“common stock”), and (ii) 7.50% Notes due December 2029 (the “2029 Notes”).

The following description of the securities of the Company is a summary only and does not describe every right, term or condition of owning the Company’s securities. It is subject to and is qualified in its entirety by reference to the Company’s Third Articles of Amendment and Restatement of the Articles of Incorporation (the “Articles of Incorporation”), the Company’s Bylaws (the “Bylaws”) and the Indenture (as defined herein) governing the 2029 Notes. For a complete description, refer to the Articles of Incorporation, the Bylaws, any applicable provisions of relevant law, including, without limitation, the applicable provisions of the Maryland General Corporation Law (the “MGCL”), and the Indenture.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

Common Stock

The authorized stock of the Company consists of 500,000,000 shares of common stock, par value $0.001 per share. The shares of common stock of the Company were previously registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2012. In connection with the listing of the Company’s common stock (the “Listing”) on the New York Stock Exchange LLC (the “NYSE”), the common stock was registered pursuant to Section 12(b) of the Exchange Act pursuant to the Registration Statement on Form 8-A filed with the SEC on September 30, 2021.

The Company’s common stock commenced trading on the NYSE on October 5, 2021 under the symbol “CION”. There are no outstanding options or warrants to purchase the Company’s common stock. No common stock has been authorized for issuance under any equity compensation plans. The transfer agent and registrar for the Company’s common stock is SS&C Technologies, Inc. (f/k/a DST Systems, Inc.), P.O. Box 219476, Kansas City, MO 64121-9476. Under the MGCL, the Company’s shareholders generally are not personally liable for the Company’s debts or obligations.

Under the terms of the Company’s Articles of Incorporation, all shares of the Company’s common stock have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the holders of the Company’s common stock if, as and when authorized by the Company’s board of directors and declared by the Company out of funds legally available for such purpose. Except as may be provided by the board of directors in setting the terms of classified or reclassified stock, shares of the Company’s common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of the Company’s liquidation, dissolution or winding up, each share of the Company’s common stock would be entitled to share ratably in all of the Company’s assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred stock, if any preferred stock is outstanding at such time. Each share of the Company’s common stock is entitled to one vote on all matters submitted to a vote of shareholders, including the election of directors. Except as may be provided by the board of directors in setting the terms of classified or reclassified stock, the holders of the Company’s common stock have and will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock are able to elect all of the Company’s directors, provided that there are no shares of any other class or series of stock outstanding entitled to vote in the election of directors, and holders of less than a majority of such shares are unable to elect any director.

Preferred Stock

Under the terms of the Company’s Articles of Incorporation, the Company’s board of directors is authorized to issue shares of preferred stock in one or more series without shareholder approval. The board has discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, distribution rights, conversion rights, redemption privileges, and liquidation preferences of each series of preferred stock. The purpose of authorizing the Company’s board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The Company currently has no shares of preferred stock authorized to be issued. In the event the board of directors authorizes, and the Company issues, preferred stock, it will supplement this Description of Securities accordingly.

Preferred stock could be issued with rights and preferences that would adversely affect the holders of common stock. Preferred stock could also be used as an anti-takeover device. Every issuance of preferred stock will be required to comply with the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”). The 1940 Act requires that: (1) immediately after issuance and before any distribution is made with respect to the Company’s common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 100% of the Company’s total assets after deducting the amount of such distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. The Company believes that the availability for issuance of preferred stock will provide the Company with increased flexibility in structuring future financings and acquisitions.

Provisions of the MGCL and the Company’s Articles of Incorporation and Bylaws

The MGCL and the Company’s Articles of Incorporation and Bylaws contain provisions that could make it more difficult for a potential acquirer to acquire the Company by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the board of directors. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Maryland Business Combination Act and The Maryland Control Share Acquisition Act

The Maryland Business Combination Act, subject to limitations, prohibits certain business combinations between a Maryland corporation (like the Company is) and an interested shareholder (defined generally as any person who beneficially owns 10% or more of the voting power of the Company’s voting capital stock) or an affiliate of any interested shareholder for five years following the most recent date on which the shareholder became an interested shareholder, and thereafter imposes special appraisal rights and special shareholder voting requirements on these combinations. The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise, or direct the exercise of, one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by the corporation’s shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

The provisions of these two statutes generally apply to a Maryland corporation unless the corporation’s board of directors and bylaws, respectively, exempt the corporation from such provisions. The Company’s board of directors has adopted resolutions that expressly exempt the Company from the Maryland Business Combination Act and the Company’s Bylaws contain provisions that expressly exempt the Company from the Maryland Control Share Acquisition Act. The Company’s election to be exempt from the provisions of the Maryland Control Share Acquisition Act may be repealed by its board of directors at its discretion, the result of which would make it more difficult for a third party to obtain control of the Company.

Election of Directors

As permitted by the MGCL, the Company’s directors are elected by a plurality of all votes cast by holders of the outstanding shares of stock entitled to vote at a meeting at which a quorum is present.

Classified Board of Directors

The Company’s board of directors is divided into three classes of directors serving staggered terms. At each annual meeting of the Company’s shareholders, the successors to the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Each director holds office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. The Company believes that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of the Company’s management and policies.

Number of Directors; Vacancies; Removal

The Company’s Articles of Incorporation provide that the number of directors is set by the board of directors in accordance with the Bylaws. The Company’s Bylaws provide that a majority of the Company’s entire board of directors may at any time increase or decrease the number of directors. The Company’s Bylaws provide that the number of directors may never be less than one or more than twelve. Except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, and pursuant to an election in the Company’s Articles of Incorporation as permitted by Maryland law, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

The Company’s shareholders may remove a director only for cause by the affirmative vote of a two-thirds of all the votes entitled to be cast in the election of directors. “Cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

The Company currently has a total of eight members of the board of directors, six of whom are independent directors. The Company’s Articles of Incorporation provide that a majority of the Company’s board of directors must be independent directors except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of his or her successor.

Limitation on Liability of Directors and Officers; Indemnification and Advancement of Expenses

Maryland law permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

Despite the above provisions of Maryland law, the Company’s Articles of Incorporation and the investment advisory agreement provide that CIM and its officers, directors, controlling persons and any other person or entity affiliated with it acting as the Company’s agent is not entitled to indemnification (including reasonable attorneys’ fees and amounts reasonably paid in settlement) for any liability or loss suffered by CIM, nor will CIM be held harmless for any loss or liability suffered by the Company, unless (1) CIM has determined, in good faith, that the course of conduct that caused the loss or liability was in the Company’s best interests, (2) CIM was acting on behalf of or performing services for the Company, (3) the liability or loss suffered was not the result of willful malfeasance, bad faith or gross negligence by CIM or an affiliate thereof acting as the Company’s agent and (4) the indemnification or agreement to hold CIM harmless is only recoverable out of the Company’s assets and not from the Company’s shareholders. In accordance with the 1940 Act, the Company will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Maryland law requires a corporation (unless its articles of incorporation provide otherwise, which the Company’s Articles of Incorporation do not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity against reasonable expenses incurred in the proceeding in which the director or officer was successful. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met. The Articles of Incorporation provide that the Company will indemnify current and former directors and officers of the Company to the fullest extent permitted by Maryland law.

Action by Shareholders

The MGCL provides that shareholder action can be taken only at an annual or special meeting of shareholders or by unanimous consent in lieu of a meeting. These provisions, combined with the requirements of the Company’s Bylaws regarding the calling of a shareholder-requested special meeting of shareholders discussed below, may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

The Company’s Bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be made only (a) pursuant to the Company’s notice of the meeting, (b) by the board of directors or (c) by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. Among other things, and subject to certain exceptions, such advance notice provisions require that certain detail concerning the shareholder nominee or proposal be delivered to the Company’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. With respect to special meetings of shareholders, only the business specified in the Company’s notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only (a) pursuant to the Company’s notice of the meeting, (b) by the board of directors or (c) provided that the board of directors has determined that directors will be elected at the meeting, by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws. Among other things, such advance notice provisions require that certain detail concerning the shareholder nominee, including, among other things, the name, age and address of the shareholder nominee and number of shares held by the shareholder nominee, be delivered to the Company’s Secretary not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

The purpose of requiring shareholders to give the Company advance notice of nominations and other business is to afford the Company’s board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Company’s board of directors, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Company’s Bylaws do not give the Company’s board of directors any power to disapprove shareholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its shareholders.

Calling of Special Meetings of Shareholders

The Company’s Bylaws provide that its board of directors and certain of its officers may call special meetings of shareholders. Additionally, the Company’s Articles of Incorporation and Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders will be called by the Secretary upon the written request of shareholders entitled to cast 10% or more of the votes entitled to be cast at the meeting.

Approval of Extraordinary Corporate Action; Amendment of Articles of Incorporation and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless advised by the board of directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its articles of incorporation for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Pursuant to the Company’s Articles of Incorporation, provided that the Company’s directors then in office have approved and declared the action advisable and submitted such action to the shareholders, an amendment to the Company’s Articles of Incorporation that requires shareholder approval, including a merger, or a sale of all or substantially all of the Company’s assets or a similar transaction outside the ordinary course of business, must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Notwithstanding the foregoing, (i) amendments to the Company’s Articles of Incorporation to make its common stock a “redeemable security” or to convert the Company, whether by merger or otherwise, from a closed-end company to an open-end company, and (ii) the dissolution of the Company, must each be approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

The Company’s Articles of Incorporation and Bylaws provide that the board of directors will have the exclusive power to make, alter, amend or repeal any provision of the Company’s Bylaws.

The Company’s Articles of Incorporation provide that approval by a majority of its shareholders is needed for the following actions:

•Amendment of the investment advisory agreement;
•Removal of CION Investment Management, LLC (“CIM”) and election of a new investment adviser;
•Approval or disapproval of the sale of all or substantially all of the Company’s assets when such sale is to be made other than in the ordinary course of the Company’s business; and
•Approval of a merger involving the Company or its reorganization.

Without the approval of a majority of the Company’s shareholders, CIM may not:

•Amend the investment advisory agreement except for amendments that would not adversely affect the interests of the Company’s shareholders;
•Voluntarily withdraw as the Company’s investment adviser unless such withdrawal would not affect the Company’s tax status and would not materially adversely affect the Company’s shareholders;
•Appoint a new investment adviser;
•Sell all or substantially all of the Company’s assets other than in the ordinary course of business; and
•Approve a merger involving the Company or its reorganization.

No Appraisal Rights

In certain extraordinary transactions, the MGCL provides the right to dissenting shareholders to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in the statute. Those rights are commonly referred to as appraisal rights. Except with respect to appraisal rights arising in connection with the Maryland Control Share Acquisition Act (defined and discussed above), as permitted by the MGCL, and similar rights in connection with a proposed roll-up transaction, the Company’s Articles of Incorporation provide that shareholders will not be entitled to exercise appraisal rights.

Additional Provisions of Maryland Law

Maryland law provides that a Maryland corporation that is subject to the Exchange Act and has at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s articles of incorporation and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of shareholders. A board of directors classified in that manner cannot be altered by amendment to the articles of incorporation of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the articles of incorporation or bylaws:

•provide that a special meeting of shareholders will be called only at the request of shareholders, entitled to cast at least a majority of the votes entitled to be cast at the meeting;
•reserve for itself the right to fix the number of directors;
•provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote;
•retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director; and
•provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum.

In addition, if the board is classified, a director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of shareholders. A board of directors may implement all or any of these provisions without amending the articles of incorporation or bylaws and without shareholder approval. A corporation may be prohibited by its articles of incorporation or by resolution of its board of directors from electing any of the provisions of the statute. The Company not prohibited from implementing any or all of the statute.

Pursuant to the Company’s Articles of Incorporation, the Company has elected to be subject to a specific provision of the statute such that, at all times that the Company is eligible to make that election, all vacancies on the board of directors resulting from an increase in the size of the board or the death, resignation or removal of a director, may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. That election by the Company’s board is subject to applicable requirements of the 1940 Act and subject to any provisions of a class or series of preferred stock established by the board, and provided that independent directors will nominate replacements for any vacancies among the independent directors’ positions. While certain other of the provisions available for election under the statute are already contemplated by the Company’s Articles of Incorporation and Bylaws, the law would permit the Company’s board of directors to override further changes to the Articles of Incorporation or Bylaws.

Conflicts with the 1940 Act

The Company’s Bylaws provide that, if and to the extent that any provision of the MGCL, including the Maryland Control Share Acquisition Act (if the Company amends the Company’s Bylaws to be subject to such act) and the Maryland Business Combination Act, or any provision of the Company’s Articles of Incorporation or Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

The 2029 Notes

On October 3, 2024, the Company issued and sold $172,500,000 in aggregate principal amount of its unsecured 2029 Notes, which includes $22,500,000 in aggregate principal amount of the 2029 Notes issued and sold pursuant to the exercise in full of the underwriters’ option to purchase additional 2029 Notes to cover overallotments. The 2029 Notes were issued pursuant to an Indenture, or the Base Indenture, and a First Supplemental Indenture, or the First Supplemental Indenture, and, together with the Base Indenture, the Indenture, between the Company and U.S. Bank Trust Company, National Association, as trustee, or the Trustee. The 2029 Notes began trading on the NYSE under the ticker symbol “CICB” on October 9, 2024.

The 2029 Notes will mature on December 30, 2029, unless previously redeemed or repurchased in accordance with their terms. The interest rate of the 2029 Notes is 7.50% per year and will be paid quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, which commenced on December 30, 2024. The 2029 Notes are the Company's direct unsecured obligations and rank pari passu with the Company's existing and future unsecured, unsubordinated indebtedness; senior to any series of preferred stock that the Company may issue in the future; senior to any of the Company's future indebtedness that expressly provides it is subordinated to the 2029 Notes; effectively subordinated to all of the Company's existing and future secured indebtedness (including indebtedness that is initially unsecured to which the Company subsequently grants security), to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all existing and future indebtedness and other obligations of any of the Company's existing or future subsidiaries.

The 2029 Notes may be redeemed in whole or in part at any time or from time to time at the Company's option on or after December 30, 2026, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price of $25 per 2029 Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.

The Indenture contains certain covenants, including covenants requiring the Company to comply with the asset coverage ratio requirements set forth in the 1940 Act, but giving effect to any exemptive relief granted to the Company by the SEC, and certain other exceptions, and to provide financial information to the holders of the 2029 Notes and the Trustee if the Company should no longer be subject to the reporting requirements under the Exchange Act.

The 2029 Notes were offered and sold in an offering registered under the Securities Act pursuant to the Company's shelf registration statement on Form N-2 (Registration No. 333-278658) previously filed with the SEC, as supplemented by a preliminary prospectus supplement dated September 26, 2024 and a final prospectus supplement dated September 26, 2024.